UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SunEdison Semiconductor Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GlobalWafers Agreement to Acquire SunEdison Semiconductor

Master Key Messaging

Background Key Messages:

•	On August 17, 2016, we announced an agreement to be acquired by GlobalWafers, which has agreed to pay $12.00 in cash for each share of SunEdison Semiconductor.

•	We believe this combination is unique in that it merges two of the markets key suppliers with minimal overlap in customers, products and production capabilities.

•	We will remain focused on our customers and will strengthen and build on our product offerings to deliver even greater value to our customers and shareholders.

•	The transaction is subject to the approval of SunEdison Semiconductor shareholders, customary regulatory approvals and the approval of the Singapore Court.

•	We look forward to a smooth process to facilitate an efficient closing which we hope can occur before the end of the year.

Customer/Supplier Key Messaging

•	For now, nothing is changing. Until the closing of the transaction, SunEdison Semiconductor will continue to operate as a separate and independent company. For us, it is very much business as usual.

•	Your continued support and partnership is important to us.

•	We are committed to providing relevant information to our customers and suppliers as necessary or desirable and will endeavor to maintain our open lines of communication with our customers and suppliers.

Customer/Supplier Questions & Answers

1.	Will my primary contact at SunEdison Semiconductor change? No. Please continue to communicate with us as you always have.

2.	Will the terms and conditions of my contract change? For now, there will be no changes to arrangements as a result of the pending GlobalWafers transaction.

3.	Will this affect the way you place orders or make payments? No. For us, it is business as usual.

4.	Where will your corporate headquarters be? For now, nothing is changing. SunEdison Semiconductor remains a separate and independent company. Our corporate offices remain the same.

5.	Will any sales offices or manufacturing locations change? For now, nothing is changing.

6.	What does this news mean to me as a customer/supplier to SunEdison Semiconductor? We value you as a critical business partner and for now, nothing is changing in our relationships with our customers/suppliers. We are committed to business as usual during the period between signing and closing of this transaction.

7.	Where can I direct other questions? You may direct questions to your usual contact at SunEdison Semiconductor.

Additional Information and Where You Can Find It

In connection with the proposed transaction, SunEdison Semiconductor Limited will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The proxy statement will be mailed to the shareholders of SunEdison Semiconductor. SHAREHOLDERS OF SUNEDISON SEMICONDUCTOR ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement (when it becomes available), and any other documents filed by SunEdison Semiconductor or GlobalWafers Co., Ltd. with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any decision with respect to the proposed transaction.

Certain Information Concerning Participants

Each of GlobalWafers, SunEdison Semiconductor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SunEdison Semiconductor shareholders in favor of the proposed transaction. GlobalWafers currently owns approximately 4.9% of the outstanding ordinary shares of SunEdison Semiconductor. Information about GlobalWafers and its directors and executive officers may be found in the Schedule 14A filed by GlobalWafers with the SEC on August 18, 2016. Information about SunEdison Semiconductor’s directors and executive officers and their ownership of SunEdison Semiconductor’s ordinary shares is set forth in its proxy statement for its 2016 Annual General Meeting of Shareholders and its most recent annual report on Form 10-K. Additional information regarding the direct or indirect interests of participants in the solicitation of proxies in connection with the contemplated transactions, by security holdings or otherwise, will be included in the proxy statement and other materials to be filed with the SEC in connection with the transaction.

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